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                                                                  Ex. 10.12


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, effective as of August 1, 1999 between CDKnet, LLC, a New York limited liability company, having a place of business at 250 West 57th Street, New York, New York 10019 ("Employer"), and Shai Bar Lavi, residing at 199 West Shore Road, Kingspoint, NY 11024, ("Employee").

                              W I T N E S S E T H :

         WHEREAS, Employer desires to employ the Employee to serve as the President of Employer in accordance with the terms of this Agreement, and the Employee desires to be so employed by Employer;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions set forth herein.

         2.       TERM.
                  2.1 The term of Employee's employment hereunder shall be for two years commencing effective as of August 1, 1999 (the "Commencement Date").

                  2.2 Notwithstanding the foregoing, this Agreement and employee's employment hereunder shall terminate on the earliest of:

                  (a) The death of Employee;

                  (b) The disability of Employee. Disability, for the purposes of this Section 2.2 (b), shall mean any physical or mental illness or injury as a result of which Employee remains absent from work or cannot adequately perform his duties hereunder for one hundred twenty (120) days (whether or not continuous) or sixty (60) consecutive days during any period of three hundred sixty (360) consecutive days. The disability shall be deemed to have occurred on the one hundred twentieth (120th) or sixtieth (60th), as the case may be, day of Employee's absence or lack of adequate performance;

                  (c) Upon notice by Employer to Employer of the termination of Employee's employment for cause. "Cause" shall include, but not be limited to:
(i) Employee's conviction of a felony; (ii) Employee's material breach of any of this obligations under this Agreement; (iii) Employee's gross negligence with respect to his duties or gross misfeasance or malfeasance of office; (iv) employee's termination of this Agreement; (v) employee's commission of a material act of dishonesty related to Employer's business or its relationships with any of its employees,


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suppliers, contractors or customers; (vi) Employee's refusal or willful failure to furnish information concerning Employer's affairs as reasonably requested by or under the authority of the Management committee, or Employee's willful and material falsification of such information; (vii) whatever material acts or material omissions that a court of competent jurisdiction determines to constitute cause for the dismissal of Employee under the circumstances; PROVIDED, HOWEVER, that in the event of subsections (ii) or (vii) above, Employee shall be given notice of such termination and fifteen (15) days to cure (if curable) such breach prior to the effectiveness of such termination, provided that no such notice or time to cure will be afforded employee for any subsequent breach of the same nature of a breach for which notice was given pursuant hereto; or

                  (d) upon notice by Employer to Employee of the termination of Employee's employment without cause.

                  2.3. Upon termination of this Agreement, Employer's obligations hereunder shall cease; PROVIDED, HOWEVER, that in the event of termination pursuant to Section 2.2. (a) or 2.2. (b) Employer shall pay to Employee or Employee's estate all salary and vacation, leave and holiday benefits, if any, accrued but unpaid as of the Termination Date; and in the event of termination pursuant to Section 2.2 (d) Employer shall pay to Employee an amount equal to six (6) months of salary at the then current rate, such amount to be paid over a six (6) month period plus the vesting of the outstanding options pursuant to Section 4.5 (d) (ii) below. Employer shall be entitled to enforce the terms of Sections 7 and 8 hereof notwithstanding the termination of Employee's employment pursuant hereto. Payment by Employer to Employee pursuant to this Section 2.3, and the vesting in options as set forth in Section 4 below, if any, subsequent to termination of Employee's employment shall constitute satisfaction of all obligations of Employer to Employee hereunder.

                  2.4. The date on which this Agreement terminates pursuant to any of the provisions above is the Termination Date.

         3.       BASIC COMPENSATION.

                  3.1. COMPENSATION.

                  For all services to be rendered by Employee hereunder and in consideration of all of the covenants set forth in this Agreement, and subject to the performance of the services required to be performed by Employee hereunder, Employer shall pay to Employee a salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000.00), which shall be payable in accordance with the general payroll practices of Employer, but in no event less frequently than monthly. The salary may be adjusted annually in the sole discretion of Employer's Management Committee, but the salary shall be no less than $150,000 per year.






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                  3.2. BONUS.

                  Employee shall be entitled to a bonus if any, in an amount determined annually Employer's Management Committee in its sole discretion; PROVIDED, HOWEVER, that Employee shall receive such bonus in any year hereunder so that this combined salary plus bonus will not be exceeded by that of any of Employer's full time employees (not including any of such full-time employees' deemed income from stock option exercises or dispositions, if any) (pro-rated for any partial year of Employee) to a maximum total salary and bonus of $500,000.

                  3.3. DEDUCTIONS.

                  Employer shall be entitled to deduct applicable withholding and other payroll taxes and the like from all amounts payable to employee under this Agreement before remitting the same to Employee.

         4.       BENEFITS.

                  4.1. Employee will be entitled to four (4) weeks vacation per contract year, to be taken no more than two (2) week(s) at a time. Employee also shall be entitled to participate, to the extent of his eligibility therefore, in family health insurance coverage and other benefit programs generally provided by Employer to its employees. The foregoing shall not be construed to require Employer to create or continue any such programs or prevent Employer from modifying or terminating any such programs. Employer may from time to time make certain awards under the terms of such benefits that are quantitatively different between employees, or award different or additional benefits to certain, but not all, employees in its sole discretion.

                  4.2. Employer shall furnish Employee with such working facilities and other services which Employer deems suitable to employee's position and duties.

                  4.3. Employer shall reimburse Employee, upon receipt of proper vouchers or receipts therefor, for all proper business expenses incurred by Employee in the performance of his duties hereunder; PROVIDED, HOWEVER, that Employee shall not incur any such expenses in excess of One Thousand Dollars ($1,000) without the prior written consent of Employer.

[SECTION 4.4 INTENTIONALLY OMITTED]

                  4.5. Employer will grant Employee options to purchase up to 750,000 shares of common stock of employer's parent company (CDKnet.Com, Inc.) on the following terms:

                           (a) The options will vest as follows:

                               --      25% at each of the six month,
                                       twelve month, eighteen month and
                                       twenty-four month anniversary of the
                                       Commencement Date;


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                           (b) The options may be exercised in multiples of five
thousand shares. The exercise price for the options is $1.00 per share.

                           (c) The options will vest immediately if this
Agreement is terminated without cause subsequent to the closing of an initial public offering of equity interests in Employer or upon the sale of all of substantially all of the assets of Employer or 50% or more of the equity interests in Employer or if any third party obtains the right to control the Management Committee of Employer (collectively, a "Transaction").

                           (d) The options will terminate upon the fifth
anniversary of the Commencement Date; provided, however, that (i) if Employee resigns or his employment is terminated for cause, the options terminate 90 days from the date of such resignation or termination (and all options which were not vested prior to the date of such resignation or termination will be immediately cancelled upon such resignation or termination), and (ii) if Employer terminates Employee's employment without cause or Employee's employment with Employer does not continue (for any reason other than cause) subsequent to the expiration of this Agreement, the options terminate two (2) years from the date of such termination or expiration (but in the case of termination without cause, 75% of the options which were not vested prior to the date of such termination will immediately vest on the date of such termination.)

                           (e) Employee may exercise up to 50% of the options
outstanding at any time (up to an aggregate maximum of 375,000 shares) by converting such options into common stock of CDKnet.COM, Inc., upon notice of the Company making specific reference to this Section 4. Any such conversion shall be effective upon the giving of such notice by Employee. The number of shares into which such options shall be converted shall equal the number of options to be converted multiplied by a fraction, the numerator of which is the difference between the market price of CDKnet.COM, Inc.'s common stock on the date of conversion minus the exercise price of the options, and the denominator of which shall equal the market price of CDKnet.COM, Inc.'s common stock on such date.

                           (f) CDKnet.COM, Inc. hereby agrees to register the
CDKnet.COM, Inc. shares underlying 50% of the vested warrants held by Employee pursuant to this Section 4.5 by March 1, 2000; and grants piggy-back registration rights (pro rata with the other management of Employer and/or CDKnet.com, Inc.) to Employee for the shares underlying the remaining vested warrants, all on the terms and conditions of the Registration Rights Agreement executed the date hereof.

                  4.6. Employer shall pay directly to an auto leasing company, on behalf of and as directed by Employee, up to $700 per month, which allowance will cover all and any expenses incurred by Employee in connection with his automobile travel and usage for the Employer.

         5.       DUTIES.

                  Duties the term of Employee's employment hereunder, Employee agrees to serve as the President of Employer and shall perform such duties and services to Employer consistent


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with the position in which Employee is serving and its responsibilities as may be determined from time to time by Employer (including without limitation a right to hire and fire Employees). Employee shall report to the Management Committee of Employer and to such other executive officers of Employer as the committee shall determine from time to time. Employee agrees that in the performance of Employee's duties hereunder Employee will act only in good faith and in the best interest of Employer. Employee further agrees that Employer, in its sole discretion, may change Employee's title to any other executive title not inconsistent with the role of an executive vice president or chief operating officer.

         6. EXTENT OF SERVICES. During the period of his employment hereunder, Employee shall serve Employer faithfully and to the best of his ability and shall devote his best efforts and entire business time, attention, energies and skill to the business and affairs of Employer, its parent corporation and subsidiaries. Employee shall be expected to work during normal business hours and, when necessary, on additional assignments and projects consistent with his duties hereunder. Employer acknowledges that the foregoing does not prohibit Employee's continued work on entities in which (i) Employee presently has an equity interest, (ii) Employee presently devotes certain time and attention, and (iii) no products, services or any other business sold, bought or otherwise transacted by such entities, directly or indirectly are competitive in any way with that of Employer provided that such continued work does not interfere with the performance of his duties hereunder (not in limitation of the generality of the foregoing, employee agrees that his continued work on such interests will involve no more than five (5) hours per work week). Schedule G lists the name and description of business of each such entity.

         7.       SECRECY AND NONDISCLOSURE.

                  7.1. Without the prior written consent of Employer in each instance, and in further consideration of the employment of Employee hereunder, employee agrees to treat as secret and confidential all of the Trade Secrets (as hereinafter defined) of Employer, and Employee agrees further not to disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any Trade Secret, except as may be necessary to perform employee's services hereunder or except as required by law in which case Employee shall provide Employer with written notice of such requirements by law no less than five days prior to any such disclosure.

                  7.2. "Trade Secrets", as used in this Agreement, shall mean any and all information regarding the business of Employer and any Subsidiary or Affiliate (as hereinafter defined) of Employer, including, but not limited to, information regarding operations, systems, technology, services, know-how, supplier lists, customer lists, customer accounts, financial information, costing data, and marketing plans, to the extent not generally known in the computer software industry or not otherwise disclosed by Employer to the public.

                  7.3 "Affiliates", as used this Agreement, shall mean any person, firm or entity that, directly or indirectly, is controlled by or is under common control with Employer. In this definition, the term "control" shall mean the ownership of 15% or more of the beneficial interest


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in the firm or entity referred to. "Subsidiary" shall mean wholly as well as partly-owned subsidiaries.

         8.       COVENANTS.

                  8.1. NON-COMPETITION.

                  (a) Employee agrees that during Employee's employment with Employer, and for the eighteen (18) months (nine (9) months if pursuant to Section 2.2 (d) above) immediately after the Termination Date, Employee shall not, directly or indirectly, for his own account or as an Employee, officer, director, partner, joint venturer, shareholder, investor or otherwise, within the United States of America, either engage in any phase of any business or enterprise similar to that of Employer or in competition with Employer or compete with Employer in any Technology (as defined in Section 8.4 below) related business in which Employer may be engaged or which it is actively developing or had developed as of the Termination Date; PROVIDED, HOWEVER, that nothing in this Section 8.1 (a) shall be construed to prevent the employee from making any investments in the securities of any business enterprise whether or not engaged in competition with the employer or any of its Subsidiaries or Affiliates, to the extent that such securities are actively traded on a national securities exchange or the NASDAQ system in the United States or on any foreign exchange and represent, at the time of acquisition, not more than three percent (3%) of the aggregate equity of such business enterprise.

                  (b) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himelf or others of any employees of Employer or of any independent contractors or suppliers servicing Employer.

                  (c) Employee agrees that for a period of eighteen (18) months immediately following the termination of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himself or others of any employees of Employer or of any independent contractors or suppliers servicing Employer; PROVIDED, HOWEVER, that this Section 8.1 (c) shall apply only with respect to such employment or solicitation of employment in a business or venture related to the Technology industry (as defined in Section 8.4 below).

                  (d) The existence of any claim or cause of action by Employee against Employer shall not constitute a defense to the enforcement by Employer of the covenants contained in this section, but such claim or cause of action shall be litigated separately.

                  8.2. SOLICITATION OF CUSTOMERS OF EMPLOYER.

                  (a) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, for himself, or as an agent, Employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers.


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                  (b) Employee agrees that for a period of eighteen (18) months immediately following his employment with Employer, Employee shall not, directly or indirectly, for himself, or as agent, Employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers; PROVIDED, HOWEVER, that this Section 8.2 (b) shall apply only with respect to such canvassing or solicitation of business which business involves the Technology industry.

                  8.3 INVENTIONS AND DISCOVERIES.

                  (a) Employee shall promptly and fully disclose to the Employer, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvement, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by Employee (whether or not at the request or upon the suggestion of the Employer) during the period of his employment with the Employer or any if its subsidiaries, solely or jointly with others, in or relating to any activities of the Employer or any of its subsidiaries (collectively the "Subject Matter").

                  (b) Employee hereby assigns and transfers, and agrees to assign and transfer, to the Employer, all his rights, title and interest in and to the Subject Matter, and further agrees to deliver to the Employer any and all drawings, notes, software, code, specifications and data relating to the Subject Matter. Employee shall assist the Employer in obtaining such copyrights or patents during the term of this agreement, and to testify in any prosecution or litigation involving any of the Subject Matter.

                  8.4. DEFINITIONS. For purposes of this Section 8, (i) businesses or enterprises "similar to" or "in competition with" Employer shall mean those engaged, in whole or in part, in the business of developing and producing proprietary programming technologies for use in multiple industries interested in the enhanced integration of sound, video and text, and/or one-button push to an Internet site (the "CDK Technology") and/or the Game Player and screen saver technology (the "Game Player Technology") and/or custom compilation of video and audio content on a CD or DVD medium ("CD Live Technology") (the CDK technology and Game Player technology and CD Live Technology are collectively referred to as the "Technology"), and (ii) Employer shall mean Employer and any subsidiaries and affiliates of Employer.

                  8.5. REASONABLENESS OF RESTRICTION. Employee acknowledges that the restrictions specified under Section 8 hereof are reasonable, in view of the nature of the business in which Employer is engaged and Employee's special and unique skills, reputation and knowledge of Employer's operations. Employee further acknowledges that his service, if used by a competitor, could cause significant harm to Employer.

                  8.6. MODIFICATION OF RESTRICTIONS. Notwithstanding anything contained in Section 8 to the contrary, if the restrictions specified under
Section 8 to the contrary, if the restrictions specified under Section 8 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that


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this agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

         9. CONSENT TO EQUITABLE RELIEF. Employee consents and agrees that if Employee violates or threatens to violate any of the provisions contained in Sections 7 or 8 of this Agreement, Employer shall, in addition to such other remedies as it may have at law or shall, in addition to such other remedies as it may have at law or in equity, be entitled to an injunction to be issued by a court or arbitrator of competent jurisdiction restraining and prohibiting Employee from committing or continuing any violation of such provisions. If the scope of any restriction contained in this Agreement is too broad to permit enforcement to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law.

         10. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants to Employer that he is not subject to any contract or restriction with any person or entity that would be violated by his execution of this Agreement, the performance of his obligations hereunder or the carrying out of his duties hereunder.

         11. NOTICE. For the purposes of this agreement, notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when delivered, two (2) business days after delivery to a nationally recognized overnight courier service for next day priority delivery or three (3) business day s after having been deposited in the mails by United States registered mail, return receipt requested, postage prepaid, addressed as follows:


If to Employee:            Shai Bar Lavi
                           199 West Shore Road
                           Kingspoint, NY 11024




With a copy in
each case to:             Frederick Smithline, Esq.
                          Epstein, Becker & Green, P.C.
                          250 Park Avenue
                          New York, New York 10177

If to Employer:           CDKnet, LLC
                          595 Stewart Avenue
                          Suite 710
                          Garden City, New York 11530
                          Att: Steven A. Horwitz, Esq.





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With a copy
in each case to:          Horowitz, Mencher, Klosowski
                                 & Nestler, P.C.
                          595 Stewart Avenue, Suite 710
                          Garden City, New York 11530
                          Att: Steven A. Horowitz, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. WAIVER OF BREACH. The waiver by either party of a breach of any provision hereof shall not operate or be construed to operate as a waiver by such party of any subsequent breach by the other party of any provision hereof.

         13. BENEFITS AND BURDENS. The rights and obligations of Employer hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The rights of Employee hereunder shall inure to the benefit of his heirs and his personal representatives.

         14.      ENTIRE AGREEMENT, MODIFICATION AND CONSTRUCTION.

                  14.1 This Agreement contains the entire Employment Agreement between Employer and Employee, and supersedes and replaces any and all prior agreements between the parties concerning the subject matter hereof.

                  14.2 The terms and conditions hereof may be change only by an agreement in writing signed by Employer and Employee.

                  14.3 This Employment Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof.

         15. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         16.      PARAGRAPH HEADINGS.    The paragraph headings contained in
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



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         17.      COUNTERPARTS. This agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         18. EMPLOYEE'S REVIEW OF THIS AGREEMENT. Employee acknowledges that he had (i) carefully read this Agreement, (ii) had an opportunity to consult with independent counsel with respect to this Agreement, and (iii) entered into this Agreement of his own free will.

         IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement as of August 1, 1999.

EMPLOYEE:                                        EMPLOYER:
                                                 CDKNET, LLC


                                                 BY:
-----------------------------                        ---------------------------
SHAI BAR LAVI                                           NAME:
                                                              ------------------
                                                        TITLE:
                                                              ------------------

THE UNDERSIGNED HEREBY GUARANTEES THE OBLIGATIONS OF CDKNET,
LLC SET FORTH ABOVE.

                                                 CDKNET.COM, INC.


                                                 By:
                                                     ---------------------------
                                                        Name:
                                                              ------------------
                                                        Title:
                                                              ------------------